Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 10, 2016, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of First Niagara Financial Group, Inc. incorporated by reference therein and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Buffalo, New York

June 9, 2017